Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
On July 21, 2010, Oclaro, Inc. (“Oclaro” or the “Company”) acquired Mintera Corporation (“Mintera”). This acquisition is to be accounted for pursuant to Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which is more fully described in Note 1, Basis of Presentation. Under ASC Topic 805, management’s preliminary estimate of the fair value of the consideration given to former stockholders of Mintera has been allocated to the assets acquired and liabilities assumed based on management’s preliminary estimates of their fair values as of the date of this acquisition.
The unaudited pro forma condensed combined balance sheet as of July 3, 2010 gives effect to this acquisition as if it occurred on July 3, 2010 and, due to the different fiscal period ends, combines the historical balance sheet of Oclaro at July 3, 2010 and the historical balance sheet of Mintera at June 30, 2010. The Oclaro consolidated balance sheet information was derived from its audited July 3, 2010 consolidated balance sheet included in its Annual Report on Form 10-K for the fiscal year ended July 3, 2010 filed with the SEC on September 1, 2010. The Mintera balance sheet information was derived from its unaudited June 30, 2010 condensed balance sheet included in Exhibit 99.2 of this current report on Form 8-K.
The unaudited pro forma condensed combined statement of operations for the year ended July 3, 2010 is presented as if the transaction had been consummated on June 28, 2009 and, due to the different fiscal period ends, combines the historical results of Oclaro for the fiscal year ended July 3, 2010 and the historical results of Mintera for the fiscal year ended June 30, 2010. The Oclaro results were derived from its Annual Report on Form 10-K for the fiscal year ended July 3, 2010. The Mintera results were derived from its unaudited results of operations for the twelve months ended June 30, 2010.
The unaudited pro forma condensed combined financial statements have been prepared by Oclaro management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Oclaro and Mintera been a combined company during the specified period. The pro forma adjustments are based on the information available at the time of the preparation of this current report on Form 8-K. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Oclaro and Mintera.
The unaudited pro forma condensed combined financial statements have been prepared based on management’s preliminary estimates of the fair values of assets acquired and liabilities assumed of Mintera. Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of Oclaro and Mintera operating as a combined company or for liabilities resulting from any integration planning. However, liabilities ultimately may be recorded for severance, relocation or retention costs in subsequent quarters related to employees of both companies, the costs of vacating certain leased facilities of either company or other costs associated with exiting or transferring activities that would affect amounts in the unaudited pro forma condensed combined financial statements. These types of expenditures would be accounted for separately from the business combination and would therefore not impact the accounting for this transaction. In addition, certain reclassifications have been made so that historical amounts included in Mintera’s financial statements to conform to Oclaro’s presentation.

OCLARO, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JULY 3, 2010

	Historical
	Oclaro	Mintera
	July 3,	June 30,	Pro Forma		Pro Forma
	2010	2010	Adjustments		Combined
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$107,176	$742	$(12,000)	(1)	$95,358
			(560)	(2)
Restricted cash	4,458	250	—		4,708
Accounts receivable, net	93,412	2,799	—		96,211
Inventories	62,570	2,358	—		64,928
Prepaid expenses and other current assets	14,905	288	—		15,193

Total current assets	282,521	6,437	(12,560)		276,398
Property and equipment, net	37,516	1,420	—		38,936
Other intangible assets, net	10,610	—	—		10,610
Goodwill	20,000	—	23,166	(3)	43,166
Other non-current assets	10,148	41	—		10,189

Total assets	$360,795	$7,898	$10,606		$379,299

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,103	$1,912	$—		$52,015
Accrued expenses and other liabilities	35,404	2,649	3,872	(4)	41,925
Current portion of capital lease obligations	—	128			128
Current portion of convertible notes	—	3,196	(3,196)	(5)	—
Line of credit	—	2,119	(2,119)	(5)	—

Total current liabilities	85,507	10,004	(1,443)		94,068

Deferred gain on sale-leaseback	12,969	—	—		12,969
Other non-current liabilities	9,785	38	9,905	(6)	19,728

Total liabilities	108,261	10,042	8,462		126,765

Redeemable convertible preferred stock	—	4,865	(4,865)	(7)	—

Total stockholders’ (deficit)	252,534	(7,009)	7,009	(7)	252,534

Total liabilities and stockholders’ equity	$360,795	$7,898	$10,606		$379,299

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

OCLARO, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JULY 3, 2010

	Historical
	Oclaro	Mintera
	Year Ended	Year Ended	Pro Forma		Pro Forma
	July 3, 2010	June 30, 2010	Adjustments		Combined
	(Thousands, except per share data)
Revenues	$392,545	$19,494	$—		$412,039
Cost of revenues	283,751	16,035	—		299,786

Gross profit	108,794	3,459	—		112,253

Operating expenses:
Research and development	41,496	8,234	—		49,730
Selling, general and administrative	56,378	4,413	—		60,791
Amortization of intangible assets	951	—	—		951
Restructuring, merger and related costs	5,468	—	—		5,468
Gain on sale of property and equipment	(333)	—	—		(333)

Total operating expenses	103,960	12,647	—		116,607

Operating income (loss)	4,834	(9,188)	—		(4,354)

Other income (expense):
Interest income	36	3	—		39
Interest expense	(367)	(4,443)	4,443	(8)	(367)
Gain on foreign currency translation	2,494	—	—		2,494
Other income (expense)	4,892	1,449	(1,330)	(9)	5,011

Total other income (expense), net	7,055	(2,991)	3,113		7,177

Income (loss) from continuing operations before income taxes	11,889	(12,179)	3,113		2,823
Income tax provision	928	—	—		928

Income (loss) from continuing operations	$10,961	$(12,179)	$3,113		$1,895

Income (loss) from continuing operations:
Basic	$0.27				$0.05
Diluted	$0.26				$0.04

Shares used in computing income (loss) from continuing operations per share:
Basic	40,322				40,322
Diluted	42,262				42,262
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

OCLARO, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
We accounted for this transaction pursuant to ASC Topic 805, under which the purchase price is equivalent to management’s preliminary estimate of the fair value of the consideration transferred on the date of the business combination. Tangible assets acquired and liabilities assumed as of the acquisition date have been recorded at preliminary estimates of their acquisition date fair value. Goodwill has been recognized for the excess of purchase price over the estimated net fair value of assets acquired and liabilities assumed. The Company is currently in the process of identifying the intangible assets acquired from Mintera, and does not currently have an initial estimate of the fair value of identifiable intangible assets. Accordingly, no fair value has been recorded for intangible assets in these pro forma condensed combined financial statements. The Company expects that upon completion of its identification of the intangible assets acquired from Mintera, it will record estimates of the fair value of those assets, which would increase other intangible assets, net and reduce goodwill in the accompanying pro forma condensed combined balance sheet and would increase amortization expense related to these intangible assets in the accompanying pro forma condensed combined results of operations.
Management makes estimates of fair value based upon assumptions believed to be reasonable and that of a market participant. Our preliminary estimates of fair value are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year, we may record adjustments to the preliminary estimates of the values of assets acquired and liabilities assumed. After the conclusion of the measurement period or our final determination of the values of assets acquired or liabilities assumed, whichever comes first, subsequent adjustments affecting earnings are recorded to our consolidated statements of operations.
Preliminary Estimated Purchase Price
The total fair value of consideration transferred in connection with this acquisition is preliminarily estimated to be $25.8 million (net of cash acquired) and is comprised of (in thousands):

Cash paid to security holders of Mintera at close	$12,000
Estimated fair value of one year post-closing payment liability	3,872
Estimated fair value of eighteen month post-closing payment liability	9,905

$25,777

In connection with the acquisition, Oclaro agreed to pay additional revenue-based consideration whereby former security holders of the Company are entitled to receive up to $20.0 million, determined based on a set of sliding scale formulas, to the extent revenue from Company products is more than $29.0 million in the twelve months following the acquisition and/or more than $40.0 million in the eighteen months following the acquisition. The post-closing consideration, if any, will be payable in cash or, at Oclaro’s option, newly issued shares of Oclaro common stock, or a combination of cash and stock. Achieving cumulative revenues of $40.0 million over the next twelve month period and $70.0 million over the next eighteen month period would lead to the maximum $20.0 million in additional consideration.
The Company has recorded liabilities for the estimated fair values of the one year post-closing payment obligation and the eighteen month post-closing payment obligation based on management’s preliminary estimates of the amounts expected to be paid, adjusted by a discount factor to reflect the present value of the payments based on the Company’s incremental borrowing cost.

Preliminary Estimated Purchase Price Allocation
The total fair value of consideration transferred to former security holders of Mintera has been allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. The preliminary purchase price allocation, based on the preliminarily estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition, is as follows (in thousands):

Restricted cash	$41
Accounts receivable, net	3,053
Inventories	2,435
Prepaid expenses and other current assets	130
Property and equipment, net	1,451
Accounts payable	(1,947)
Accrued expenses and other current liabilities	(2,393)
Obligations under capital leases	(159)

Fair value of net assets acquired	2,611
Goodwill	23,166

Total purchase price	$25,777

Tangible Assets Acquired and Liabilities Assumed
Of the total estimated purchase price, a preliminary estimate of $2.6 million has been allocated to tangible assets acquired and liabilities assumed based on information currently available. Tangible assets acquired and liabilities assumed are valued at their respective net book values, which are estimated to approximate fair market value.
Goodwill
Of the total estimated purchase price, a preliminary estimate of $23.2 million has been allocated to goodwill. Under ASC Topic 805, goodwill represents the excess of the purchase price over the net fair value of assets acquired and liabilities assumed of an acquired business.
2. Pro Forma Adjustments
Pro forma adjustments are necessary to reflect the estimated consideration paid, to adjust amounts related to the net assets of Mintera to a preliminary estimate of their fair values and to reflect changes in amortization expense resulting from the estimated fair value adjustments to assets acquired and liabilities assumed.
The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:
Footnotes to Unaudited Pro Forma Condensed Combined Balance Sheet as of July 3, 2010
(1)	To record the cash purchase price paid by Oclaro to acquire Mintera.

(2)	To record an adjustment to reflect changes in the fair values of assets acquired and liabilities assumed between June 30, 2010 and the date of acquisition.

(3)	To record the estimated fair value of goodwill resulting from this transaction.

(4)	To record a liability for the estimated fair value of the one year post-closing payment obligation.

(5)	To reverse Mintera’s historical debt balances paid off in conjunction with the acquisition.

(6)	To record a liability for the estimated fair value of the eighteen month post-closing payment obligation.

(7)	To reverse Mintera’s historical equity balances in conjunction with the acquisition.
Footnotes to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended July 3, 2010
(8)	To reverse interest expense recorded by Mintera related to convertible notes and line of credit borrowings, and to reverse $3.3 million which was payable upon the conversion of notes to Series 1 preferred stock in May 2010.

(9)	To reverse other income recorded by Mintera related to the change in fair value of preferred stock warrants.
3. Pro Forma Income (Loss) From Continuing Operations Per Share
The pro forma basic and diluted income (loss) from continuing operations per share amounts presented in the Company’s unaudited pro forma condensed combined statement of operations are based upon the weighted-average number of shares of Oclaro common stock outstanding during the period.